UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 20, 2019 (December 18, 2019)

ARMSTRONG FLOORING, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37589	47-4303305
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2500 Columbia Avenue P.O. Box 3025 Lancaster, Pennsylvania		17603
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (717) 672-9611

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	AFI	New York Stock Exchange

Item 1.01	Entry into a Material Definitive Agreement

On December 19, 2019, Armstrong Flooring, Inc. (the “Company”) entered into a Second Amendment to Credit Agreement, dated as of December 18, 2019 (the “Amendment”), by and among the Company, as borrower, the guarantors named therein, the lenders party thereto and Bank of America, N.A., as administrative agent, collateral agent, L/C issuer and swingline lender (the “Agent”).

The Amendment amends that certain Credit Agreement, dated as of December 31, 2018, by and among the Company, the guarantors named therein, the lenders party thereto and the Agent, in order to, among other things, establish a senior secured asset-based revolving facility of up to $100 million and eliminate the Company’s previous $25 million term loan facility (the “Amended Credit Facility”). The Amended Credit Facility provides for a borrowing base that is derived from the Company’s accounts receivable, inventory, machinery and equipment, subject to certain reserves and other limitations.

Borrowings under the Amended Credit Facility will bear interest at a rate per annum equal to, at the Company’s option, a base rate or a Eurodollar rate equal to the London interbank offered rate (“LIBOR”) for the relevant interest period, plus, in each case, an applicable margin determined in accordance with the provisions of the Amendment. The base rate will be the highest of (a) the federal funds rate plus 0.50%, (b) the prime rate of Bank of America, N.A., and (c) one month LIBOR plus 1.00%. The applicable margin for borrowings under the Amended Credit Facility will be determined based on the Company’s Consolidated Net Leverage Ratio (as defined in the Amendment) and will range from 0.75% to 2.00% with respect to base rate borrowings and 1.75% to 3.00% with respect to Eurodollar rate borrowings. In addition to paying interest on outstanding principal under the Amended Credit Facility, the Company will pay a commitment fee to the lenders under the Amended Credit Facility with respect to the unutilized revolving commitments thereunder at a rate ranging from 0.15% to 0.35% depending on the Company’s Consolidated Net Leverage Ratio.

The Amendment modifies a number of covenants that, among other things, require the Company to provide the Agent with certain information with respect to the Company and the borrowing base and to maintain or otherwise preserve the collateral in favor of the Agent and further restricts the Company’s ability to make acquisitions and modifies restrictions on its ability to repurchase equity.

In addition, the Amendment also amends certain financial covenants applicable to the Company and its subsidiaries. The Amended Credit Facility requires, among other things, that the Company and its subsidiaries maintain a Consolidated Fixed Charge Coverage Ratio (as defined in the Amendment) during a Financial Covenant Trigger Period (as defined in the Amendment) of at least 1.00 to 1.00 as well as meet a minimum Consolidated EBITDA (as defined in the Amendment).

The Amended Credit Facility also modifies covenants as to capital expenditures

The foregoing summary of the Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Second Amendment to Credit Agreement, dated as of December 18, 2019, by and among Armstrong Flooring, Inc., as borrower, the guarantors named therein, the lenders party thereto and Bank of America, N.A., as administrative agent for the lenders thereunder.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMSTRONG FLOORING, INC.

By:	/s/ Christopher S. Parisi
Christopher S. Parisi
Senior Vice President, General Counsel & Secretary

Date: December 20, 2019